Exhibit 99.1

DIAMOND S SHIPPING INC. ANNOUNCES STRATEGIC PRODUCT TANKER PARTNERSHIP WITH NORDEN

Greenwich, CT, USA, June 16, 2020. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”) announced today a strategic partnership with NORDEN A/S (CPH:DNORD), DiaNor, to facilitate the commercial consolidation of two of the world’s largest owner/operators of product tankers. Diamond S will initially contribute 28 medium range (MR2) product tankers to the endeavor, which will be marketed and operated through the Norient Product Pool (“NPP”). Diamond S also intends to contribute its existing in-house commercial expertise in the product tanker space to the global network of NPP. Pro forma the contribution of DiaNor ships, the Norient Product Pool will manage approximately 150 tankers and become one of the largest operators of medium range (MR) product tankers in the world.

Craig Stevenson Jr., CEO & President of Diamond S, commented “We are pleased to further continue the much needed consolidation of the tanker industry. The DiaNor partnership is an exciting new chapter for Diamond S. We believe it will create substantial value for both our shareholders and our customers. We have worked with Norden and NPP in the past and believe that they represent a state-of-the-art, world-class commercial organization. Adding our considerable capabilities to their extensive network should produce a clear leader in the product tanker space.”

NORDEN CEO Jan Rindbo says of the partnership, “We are delighted to enter this partnership with Diamond S, which will further strengthen our ability to provide efficient global transport solutions to our product tanker customers. Diamond S has been a valued partner of Norden in the past and we look forward to what we can create together in the future.”

DiaNor enables Diamond S and NORDEN to continue to serve their valued and existing clients via the NPP platform even better, by creating a well-managed, homogeneous fleet, ensuring flexibility and quality service to all parties. The combined fleet will create scale, expediting further development of the digital solutions already in play in both organizations as well as optimization including fuel efficiency, bunker purchasing and vendor contracts around the world.

“We are convinced that the scale created by the combined fleets as well as the people competencies will create great value to our stakeholders,” says Søren Huscher, Head of Tanker Operations at NORDEN. “The strong values upon which we are both built will be the backbone of our joint efforts.”

The management of the combined fleet of around 90 MR2 product tankers will be handled from NORDEN’s existing office locations in the U.S., Singapore and Denmark and become one of the largest within the segment.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE Ticker: DSSI) owns and operates 66 vessels on the water, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S Shipping is one of the largest energy shipping companies providing seaborne transportation of crude oil and refined petroleum products in the international shipping markets. The Company is headquartered in Greenwich, CT. More information about the Company can be found at www.diamondsshipping.com.

Investor Relations Inquiries:

Robert Brinberg

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com